MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

NORTH CAROLINA MUNICIPAL BOND FUND

SERIES #12

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/17/00	Puerto Rico Electric Power Authority 5.75% 07/01/14	$1,000,000.	$612,230,000.	Bear Stearns

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